SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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    NORTHERN TRUST CORPORATION

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April 8, 2013

Dear Shareholder:

We previously provided you with proxy materials for Northern Trust Corporation’s (“Northern Trust”) 2013 Annual Meeting of Stockholders to be held on April 16, 2013. ISS Proxy Advisory Services has expressed concern regarding the independence of one of our directors, Nicholas D. Chabraja, because Mr. Chabraja’s adult son is a member of a law firm that provides limited services to Northern Trust.

Mr. Chabraja has served on the Northern Trust Board since 2007. As retired Chairman and Chief Executive Officer of General Dynamics Corporation, Mr. Chabraja brings valuable skills and experience leading a complex global corporation to our Board. Mr. Chabraja also serves as a director of General Dynamics Corporation and non-executive chairman of Tower International, Inc. and is a former director of Ceridian Corporation.

Mr. Chabraja is independent for the following reasons:

•	Our Board has determined that Mr. Chabraja meets all NASDAQ director independence standards and our Board’s Categorical Standards of Director Independence.

•	The law firm where Mr. Chabraja’s son is a member was first retained by Northern Trust a decade ago, well before Mr. Chabraja’s election to Northern Trust’s Board.

•

Mr. Chabraja’s son does not perform or supervise any legal services that the law firm provides to Northern Trust and does not receive any compensation based on the services the law firm provides to Northern Trust.

•	The fees paid to the law firm where Mr. Chabraja’s son is a member amounted to less than $200,000.

After careful review, our Board is confident that the family and professional relationships described above do not affect Mr. Chabraja’s ability to exercise his independent judgment with respect to any matter before our Board, Audit Committee and Compensation and Benefits Committee.

Your vote is important. For the foregoing reasons, we strongly disagree with ISS’ recommendation to withhold votes from Mr. Chabraja. We ask that you consider the information included in this letter and our Proxy Statement when casting your vote.

Our Board unanimously recommends that you vote FOR the election of all director nominees.

Thank you for your ongoing support.

ROSE A. ELLIS

Corporate Secretary